Exhibit 99.1

Press Release For Immediate Release
Contact: David A. Brager Chief Executive Officer (909) 980-4030

CVB Financial Corp. Reports Earnings for the First Quarter of 2021

•	Net Earnings of $63.9 million for the first quarter of 2021, or $0.47 per share
•	Return on Average Tangible Common Equity of 19.85% for the first quarter of 2021
•	Return on Average Assets of 1.79% for the first quarter of 2021
•	Deposit growth of $2.97 billion or 33% year-over-year

Ontario, CA, April 21, 2021-CVB Financial Corp. (NASDAQ:CVBF) and its subsidiary, Citizens Business Bank (the “Company”), announced earnings for the quarter ended March 31, 2021.

CVB Financial Corp. reported net income of $63.9 million for the quarter ended March 31, 2021, compared with $50.1 million for the fourth quarter of 2020 and $38.0 million for the first quarter of 2020. Diluted earnings per share were $0.47 for the first quarter, compared to $0.37 for the prior quarter and $0.27 for the same period last year. The first quarter of 2021 included a $19.5 million recapture of provision for credit losses as a result of the improvement in our economic forecast. The Company previously recorded a provision for credit losses of $23.5 million in 2020, due to the severe decline in economic forecasts associated with the pandemic.

David Brager, Chief Executive Officer of Citizens Business Bank, commented, “Our first quarter results were greatly impacted by the release of most of the reserves for credit losses that were built up in 2020, as the forecasted impact of COVID-19 on the economy has significantly improved since last year at the beginning of the pandemic. I am extremely proud of our associates as we continue to support our customers with round two Paycheck Protection Program loans, by originating more than 1,500 loans for approximately $325 million. In addition, we have processed customer forgiveness applications on round one PPP loans originated in 2020 totaling $540 million at March 31, 2021.”

Net income of $63.9 million for the first quarter of 2021 produced an annualized return on average equity (“ROAE”) of 12.75% and an annualized return on average tangible common equity (“ROATCE”) of 19.85%. ROAE and ROATCE for the fourth quarter of 2020 were 9.92% and 15.67%, respectively, and 7.61% and 12.27%, respectively, for the first quarter of 2020. Annualized return on average assets (“ROAA”) was 1.79% for the first quarter, compared to 1.42% for the fourth quarter of 2020 and 1.34% for the first quarter of 2020. Our net interest margin (tax equivalent) was 3.18% for the first quarter of 2021, compared to 3.33% for the fourth quarter of 2020 and 4.08% for the first quarter of 2020. The efficiency ratio for the first quarter of 2021 was 40.26%, compared to 40.64% for the fourth quarter of 2020 and 42.69% for the first quarter of 2020.

Net interest income before recapture of provision for credit losses was $103.5 million for the first quarter of 2021. This represented a $2.4 million, or 2.25%, decrease from the fourth quarter of 2020, and a $1.2 million, or 1.14%, increase from the first quarter of 2020. Total interest income was $105.5 million for the first quarter of 2021, which was $3.1 million, or 2.87%, lower than the fourth quarter of 2020 and $1.6 million, or 1.48%, lower than the same period last year. Total interest income and fees on loans for the first quarter of 2021 of $91.8 million decreased $3.9 million, or 4.11%, from the fourth quarter of 2020, and decreased $322,000, or 0.35%, from the first quarter of 2020. Total investment income of $13.1 million increased $802,000, or 6.52%, from the fourth quarter of 2020 and decreased $948,000, or 6.75%, from the first quarter of 2020. Interest expense decreased $735,000, or 26.33%, from the prior quarter and decreased $2.7 million, or 57.19%, compared to the first quarter of 2020.

During the first quarter of 2021, we recaptured $19.5 million of provision for credit losses, due to the improvement in our economic forecast of certain macroeconomic variables, which were impacted by COVID-19. In comparison, there was no provision for credit losses recorded in the fourth quarter of 2020, while the first quarter of 2020 included a $12 million provision for credit losses at the start of the pandemic. During the first quarter of 2021, we experienced credit charge-offs of $2.5 million and total recoveries of $88,000, resulting in net charge-offs of $2.4 million.

Noninterest income was $13.7 million for the first quarter of 2021, compared with $12.9 million for the fourth quarter of 2020 and $11.6 million for the first quarter of 2020. The first quarter of 2021 included $3.5 million in death benefits that exceeded the asset value of certain BOLI policies, compared to $1.6 million and $715,000 in death benefits for the fourth quarter of 2020 and the first quarter of 2020, respectively. Swap fee income decreased $661,000 quarter-over-quarter. Service charges on deposit accounts decreased by $791,000, compared to the first quarter of 2020.

Noninterest expense for the first quarter of 2021 was $47.2 million, compared to $48.3 million for the fourth quarter of 2020 and $48.6 million for the first quarter of 2020. The $1.1 million quarter-over-quarter decrease included a $649,000 decline in professional services, a $616,000 decrease in occupancy and equipment expense, and a $225,000 decrease in marketing and promotion expense. Offsetting these decreases in expense, was a $564,000 increase in staff expense that was primarily the result of higher payroll taxes typically incurred in the first quarter of each year. The year-over-year decrease of $1.5 million included a $1.2 million decrease in salaries and employee benefit costs and an $830,000 decline in marketing and promotion expense. An increase of $911,000 in regulatory assessment expense in the first quarter of 2021, compared to the prior year quarter, resulted from the final application of assessment credits provided by the FDIC at the end of the second quarter of 2020. As a percentage of average assets, noninterest expense was 1.32% for the first quarter of 2021, compared to 1.37% for the fourth quarter of 2020 and 1.72% for the first quarter of 2020.

Net Interest Income and Net Interest Margin

Net interest income, before provision for credit losses, was $103.5 million for the first quarter of 2021, compared to $105.9 million for the fourth quarter of 2020 and $102.3 million for the first quarter of 2020. Our net interest margin (tax equivalent) was 3.18% for the first quarter of 2021, compared to 3.33% for the fourth quarter of 2020 and 4.08% for the first quarter of 2020. Total average earning asset yields (tax equivalent) were 3.24% for the first quarter of 2021, compared to 3.41% for the fourth quarter of 2020 and 4.27% for the first quarter of 2020. The decrease in earning asset yield from the prior quarter was due to a combination of a 6 basis point decline in loan yields, a 16 basis point decrease in investment yields and a change in asset mix with loan balances declining to 62.3% of earning assets on average for the first quarter of 2021, compared to 65.6% for the fourth quarter of 2020. Interest and fee income from Paycheck Protection Program (“PPP”) loans was approximately $10.4 million in the first quarter of 2021, compared to $10.5 million in the fourth quarter of 2020. The decrease in earning asset yield compared to the first quarter of 2020 was primarily due to a 45 basis point decrease in loan yields from 4.95% in the year ago quarter to 4.50% for the first quarter of 2021. The significant decline in interest rates since the start of the pandemic has had a negative impact on loan yields, which after excluding discount accretion, nonaccrual interest income, and the impact from PPP loans, declined by 44 basis points compared to the first quarter of 2020. The significant decline in interest rates also impacted the tax equivalent yield on investments, which decreased by 80 basis points from the first quarter of 2020. Earning asset yields were further impacted by a change in asset mix resulting from a $1.38 billion increase in average balances at the Federal Reserve compared to the first quarter of 2020. Average earning assets increased from the fourth quarter of 2020 by $560.3 million to $13.29 billion for the first quarter of 2021. Of that increase in earning assets, $523.4 million represented an increase in average investment securities, while balances at the Federal Reserve increased by $115.7 million, and average loans declined by $77.0 million. Average earning assets increased by $3.17 billion from the first quarter of 2020. Loans on average grew by $787.5 million from the first quarter of 2020, including PPP loan balances that were about $881 million, on average, during the first quarter of 2021. Investments increased by $977.2 million, while balances at the Federal Reserve grew on average by $1.38 billion compared to the first quarter of 2020.

Total cost of funds declined to 0.07% for the first quarter of 2021 from 0.09% for the fourth quarter of 2020 and 0.21% in the year ago quarter. On average, noninterest bearing deposits were 62.02% of total deposits during the current quarter. Noninterest bearing deposits grew on average by $307.7 million, or 4.44%, from the fourth quarter of 2020, while interest-bearing deposits and customer repurchase agreements grew on average by $130.5 million. The cost of interest-bearing deposits and customer repurchase agreements declined from 0.22% for the prior quarter to 0.16% for the first quarter of 2021. In comparison to the first quarter of 2020, our overall cost of funds decreased by 14 basis points, as average noninterest bearing deposits grew by $1.99 billion, compared to $932.1 million in growth in interest-bearing deposits, and the cost of deposits declined to 6 basis points in the current quarter.

Income Taxes

Our effective tax rate for the quarter ended March 31, 2021 was 28.60%, compared with 28.75% for the quarter ended March 31, 2020. Our estimated annual effective tax rate can vary depending upon the level of tax-advantaged income as well as available tax credits.

Assets

The Company reported total assets of $14.84 billion at March 31, 2021. This represented an increase of $421.1 million, or 2.92%, from total assets of $14.42 billion at December 31, 2020. Interest-earning assets of $13.62 billion at March 31, 2021 increased $399.9 million, or 3.02%, when compared with $13.22 billion at December 31, 2020. The increase in interest-earning assets was primarily due to a $921.8 million increase in investment securities, partially offset by a $450.3 million decrease in interest-earning balances due from the Federal Reserve and a $55.8 million decrease in total loans.

Total assets at March 31, 2021 increased by $3.23 billion, or 27.86%, from total assets of $11.61 billion at March 31, 2020. Interest-earning assets increased $3.23 billion, or 31.03%, when compared with $10.40 billion at March 31, 2020. The increase in interest-earning assets includes a $1.58 billion increase in investment securities, an $826.9 million increase in total loans, and an $818.5 million increase in interest-earning balances due from the Federal Reserve. The increase in total loans includes the remaining outstanding balance in PPP loans, totaling $897.7 million as of March 31, 2021. Excluding PPP loans, total loans declined by $70.5 million from December 31, 2020 and by $70.8 million from March 31, 2020.

Investment Securities

Total investment securities were $3.90 billion at March 31, 2021, an increase of $921.8 million, or 30.96%, from $2.98 billion at December 31, 2020, and an increase of $1.58 billion, or 67.93%, from $2.32 billion at March 31, 2020. In the first quarter of 2021, we purchased $1.23 billion of securities, with an average expected yield of approximately 1.57%.

At March 31, 2021, investment securities held-to-maturity (“HTM”) totaled $1.09 billion, a $508.4 million, or 87.86%, increase from December 31, 2020 and a $444.7 million increase, or 69.24%, from March 31, 2020. In the first quarter of 2021, we purchased approximately $546 million of HTM securities.

At March 31, 2021 investment securities available-for-sale (“AFS”) totaled $2.81 billion, inclusive of a pre-tax net unrealized gain of $14.4 million. AFS securities increased by $413.4 million, or 17.23%, from December 31, 2020, and increased by $1.13 billion, or 67.43%, from March 31, 2020. During the first quarter of 2021, we purchased approximately $683 million of AFS securities.

Combined, the AFS and HTM investments in mortgage backed securities (“MBS”) and collateralized mortgage obligations (“CMO”) totaled $3.05 billion at March 31, 2021, compared to $2.66 billion at December 31, 2020 and $1.99 billion at March 31, 2020. Virtually all of our MBS and CMO are issued or guaranteed by government or government sponsored enterprises, which have the implied guarantee of the U.S. Government.

Our combined AFS and HTM municipal securities totaled $247.0 million as of March 31, 2021, or approximately 6% of our total investment portfolio. These securities are located in 28 states. Our largest concentrations of holdings by state, as a percentage of total municipal bonds, are located in Minnesota at 21.80%, Massachusetts at 10.80%, Texas at 10.66%, Ohio at 8.07%, and Connecticut at 5.65%.

Loans

Total loans and leases, net of deferred fees and discounts, of $8.29 billion at March 31, 2021 decreased by $55.8 million, or 0.67%, from December 31, 2020. The $55.8 million decrease in total loans included decreases of $100.1 million in dairy & livestock and agribusiness loans due to seasonal pay downs, $58.4 million in commercial and industrial loans, $15.1 million in SFR mortgage loans, and $7.3 million in other loans, partially offset by increases of $95.3 million in commercial real estate loans, $14.7 million in PPP loans, $11.2 million in construction loans, and $3.8 million in Small Business Administration (“SBA”) loans. After adjusting for seasonality and PPP loans, our loans grew by $29.6 million or at an annualized rate of 1.7% from the end of the fourth quarter of 2020.

Total loans and leases, net of deferred fees and discounts increased by $826.9 million, or 11.08%, from March 31, 2020. The increase in total loans included $897.7 million in PPP loans. After excluding PPP loan growth, the $70.8 million decrease in loans included decreases of $207.1 million in commercial and industrial loans, $32.3 million in consumer and other loans, $31.7 million in construction loans, $23.3 million in SFR mortgage loans, $11.0 million in dairy & livestock and agribusiness loans, $8.9 million in municipal lease financings, and $5.3 million in SBA loans. Partially offsetting these declines was an increase of $248.9 million in commercial real estate loans.

Asset Quality

The allowance for credit losses (“ACL”) totaled $71.8 million at March 31, 2021, compared to $93.7 million at December 31, 2020 and $82.6 million at March 31, 2020. The allowance for credit losses for the first quarter of 2021 was decreased by $19.5 million, due to the improved outlook in our forecast of certain macroeconomic variables that were influenced by the economic impact of the pandemic and government stimulus, and by $2.4 million in net charge-offs. At March 31, 2021, ACL as a percentage of total loans and leases outstanding was 0.87%. This compares to 1.12% and 1.11% at December 31, 2020 and March 31, 2020, respectively. When PPP loans are excluded, ACL as a percentage of total adjusted loans and leases outstanding was 0.97% at March 31, 2021, compared to 1.25% at December 31, 2020 and 1.11% at March 31, 2020.

Nonperforming loans, defined as nonaccrual loans and loans 90 days past due accruing interest plus nonperforming TDR loans, were $13.8 million at March 31, 2021, or 0.17% of total loans. This compares to nonperforming loans of $14.3 million, or 0.17% of total loans, at December 31, 2020 and $6.4 million, or 0.09% of total loans, at March 31, 2020. The $13.8 million in nonperforming loans at March 31, 2021 are summarized as follows: $7.4 million in commercial real estate loans, $3.0 million in commercial and industrial loans, $2.4 million in SBA loans, $424,000 in SFR mortgage loans, $312,000 in consumer and other loans, and $259,000 in dairy & livestock and agribusiness loans.

As of March 31, 2021, we had $1.6 million in OREO compared to $3.4 million at December 31, 2020 and $4.9 million at March 31, 2020.

At March 31, 2021, we had loans delinquent 30 to 89 days of $1.7 million. This compares to $3.1 million at December 31, 2020 and $4.4 million at March 31, 2020. As a percentage of total loans, delinquencies, excluding nonaccruals, were 0.02% at March 31, 2021, 0.04% at December 31, 2020, and 0.06% at March 31, 2020.

At March 31, 2021, we had $5.8 million in performing TDR loans, compared to $2.2 million in performing TDR loans at December 31, 2020 and $2.8 million in performing TDR loans at March 31, 2020.

Nonperforming assets, defined as nonaccrual loans and loans 90 days past due accruing interest plus OREO, totaled $15.3 million at March 31, 2021, $17.7 million at December 31, 2020, and $11.3 million at March 31, 2020. As a percentage of total assets, nonperforming assets were 0.10% at March 31, 2021, 0.12% at December 31, 2020, and 0.10% at March 31, 2020.

Classified loans are loans that are graded “substandard” or worse. At March 31, 2021, classified loans totaled $69.7 million, compared to $78.8 million at December 31, 2020 and $83.6 million at March 31, 2020. Classified loans decreased $9.1 million quarter-over-quarter and included an $8.4 million decrease in dairy & livestock and agribusiness loans, a $1.6 million decrease in commercial and industrial loans, and a $520,000 decrease in SBA loans, partially offset by a $1.5 million increase in PPP loans.

Deposits & Customer Repurchase Agreements

Deposits of $12.08 billion and customer repurchase agreements of $506.3 million totaled $12.59 billion at March 31, 2021. This represented an increase of $409.1 million, or 3.36%, when compared with $12.18 billion at December 31, 2020 and increased $3.1 billion, or 32.72%, when compared with $9.48 billion at March 31, 2020.

Noninterest-bearing deposits were $7.58 billion at March 31, 2021, an increase of $122.5 million, or 1.64%, when compared to $7.46 billion at December 31, 2020, and an increase of $2.01 billion, or 35.98%, when compared to $5.57 billion at March 31, 2020. At March 31, 2021, noninterest-bearing deposits were 62.74% of total deposits, compared to 63.52% at December 31, 2020 and 61.15% at March 31, 2020.

Capital

The Company’s total equity was $2.02 billion at March 31, 2021. This represented an increase of $12.7 million, or 0.63%, from total equity of $2.01 billion at December 31, 2020. The increase was primarily due to net earnings of $63.9 million, partially offset by a $28.4 million decrease in other comprehensive income from the tax effected impact of the decrease in market value of available-for-sale securities and $24.5 million in cash dividends. Our tangible common equity ratio was 9.4% at March 31, 2021.

Our capital ratios under the revised capital framework referred to as Basel III remain well-above regulatory standards. As of March 31, 2021, the Company’s Tier 1 leverage capital ratio was 9.8%, common equity Tier 1 ratio was 14.9%, Tier 1 risk-based capital ratio was 15.1%, and total risk-based capital ratio was 16.1%.

CitizensTrust

As of March 31, 2021 CitizensTrust had approximately $3.10 billion in assets under management and administration, including $2.29 billion in assets under management. Revenues were $2.6 million for the first quarter of 2021, compared to $2.4 million for the same period of 2020. CitizensTrust provides trust, investment and brokerage related services, as well as financial, estate and business succession planning.

Corporate Overview

CVB Financial Corp. (“CVBF”) is the holding company for Citizens Business Bank. CVBF is one of the 10 largest bank holding companies headquartered in California with over $14 billion in total assets. Citizens Business Bank is consistently recognized as one of the top performing banks in the nation and offers a wide array of banking, lending and investing services through 57 banking centers and 3 trust office locations serving the Inland Empire, Los Angeles County, Orange County, San Diego County, Ventura County, Santa Barbara County, and the Central Valley area of California.

Shares of CVB Financial Corp. common stock are listed on the NASDAQ under the ticker symbol “CVBF”. For investor information on CVB Financial Corp., visit our Citizens Business Bank website at www.cbbank.com and click on the “Investors” tab.

Conference Call

Management will hold a conference call at 7:30 a.m. PDT/10:30 a.m. EDT on Thursday, April 22, 2021 to discuss the Company’s first quarter 2021 financial results.

To listen to the conference call, please dial (833) 301-1161, participant passcode 1799106. A taped replay will be made available approximately one hour after the conclusion of the call and will remain available through April 29, 2021 at 6:00 a.m. PDT/9:00 a.m. EDT. To access the replay, please dial (855) 859-2056, participant passcode 1799106.

The conference call will also be simultaneously webcast over the Internet; please visit our Citizens Business Bank website at www.cbbank.com and click on the “Investors” tab to access the call from the site. Please access the website 15 minutes prior to the call to download any necessary audio software. This webcast will be recorded and available for replay on the Company’s website approximately two hours after the conclusion of the conference call, and will be available on the website for approximately 12 months.

Safe Harbor

Certain matters set forth herein (including the exhibits hereto) constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including forward-looking statements relating to the Company’s current business plans and expectations and our future financial position and operating results. Words such as “will likely result”, “aims”, “anticipates”, “believes”, “could”, “estimates”, “expects”, “hopes”, “intends”, “may”, “plans”, “projects”, “seeks”, “should”, “will,” “strategy”, “possibility”, and variations of these words and similar expressions help to identify these forward-looking statements, which involve risks and uncertainties. These forward-looking statements are subject to risks and uncertainties that could cause actual results, performance and/or achievements to differ materially from those projected. These risks and uncertainties include, but are not limited to, local, regional, national and international economic and market conditions, political events and public health developments and the impact they may have on us, our customers and our assets and liabilities; our ability to attract deposits and other sources of funding or liquidity; supply and demand for commercial or residential real estate and periodic deterioration in real estate prices and/or values in California or other states where we lend; a sharp or prolonged slowdown or decline in real estate construction, sales or leasing activities; changes in the financial performance and/or condition of our borrowers, depositors, key vendors or counterparties; changes in our levels of delinquent loans, nonperforming assets, allowance for credit losses and charge-offs; the costs or effects of mergers, acquisitions or dispositions we may make, whether we are able to obtain any required governmental approvals in connection with any such mergers, acquisitions or dispositions, and/or our ability to realize the contemplated financial or business benefits associated with any such mergers, acquisitions or dispositions; the effects of new laws, regulations and/or government programs, including those laws, regulations and programs enacted by federal, state or local governments in the geographic jurisdictions in which we do business in response to the current national emergency declared in connection with the COVID-19 pandemic; the impact of the federal CARES Act and the significant additional lending activities undertaken by the Company in connection with the Small Business Administration’s Paycheck Protection Program enacted thereunder, including risks to the Company with respect to the uncertain application by the Small Business Administration of new borrower and loan eligibility, forgiveness and audit criteria; the effects of the Company’s participation in one or more of the new lending programs recently established by the Federal Reserve, including the Main Street New Loan Facility, the Main Street Priority Loan Facility and the Nonprofit Organization New Loan Facility, and the impact of any related actions or decisions by the Federal Reserve Bank of Boston and its special purpose vehicle established pursuant to such lending programs; the effect of changes in other pertinent laws, regulations and applicable judicial decisions (including laws, regulations and judicial decisions concerning financial reforms, taxes, bank capital levels, allowance for credit losses, consumer, commercial or secured lending, securities and securities trading and hedging, bank operations, compliance, fair lending, the Community Reinvestment Act, employment, executive compensation, insurance, cybersecurity, vendor management and information security technology) with which we and our subsidiaries must comply or believe we should comply or which may otherwise impact us; changes in estimates of future reserve requirements and minimum capital requirements, based upon the periodic review thereof under relevant regulatory and accounting standards, including changes in the Basel Committee framework establishing capital standards for bank credit, operations and market risks; the accuracy of the assumptions and estimates and the absence of technical error in implementation or calibration of models used to estimate the fair value of financial instruments or currently expected credit losses or delinquencies; inflation, changes in market interest rates, securities market and monetary fluctuations; changes in government-established interest rates, reference rates or monetary policies, including the possible imposition of negative interest rates on bank reserves; the impact of the anticipated phase-out of the London Interbank Offered Rate (LIBOR) on interest rate indexes specified in certain of our customer loan agreements and in our interest rate swap arrangements, including any economic and compliance effects related to the expected change from LIBOR to an alternative reference rate; changes in the amount, cost and availability of deposit insurance; disruptions in the infrastructure that supports our business and the communities where we are located, which are concentrated in California, involving or related to public health, physical site access and/or communication facilities; cyber incidents, attacks, infiltrations, exfiltrations, or theft or loss of Company, customer or employee data or money; political developments, uncertainties or instability, catastrophic events, acts of war or terrorism, or natural disasters, such as earthquakes, drought, the effects of pandemic diseases, climate change or extreme weather events, that may affect electrical, environmental and communications or other services, computer services or facilities we use, or that may affect our assets, customers, employees or third parties with whom we conduct business; our timely development and implementation of new banking products and services and the perceived overall value of these products and services by our customers and potential customers; the Company’s relationships with and reliance upon outside vendors with respect to certain of the Company’s key internal and external systems, applications and controls; changes in commercial or consumer spending, borrowing and savings patterns, preferences or behaviors; technological changes and the expanding use of technology in banking and financial services (including the adoption of mobile banking, funds transfer applications, electronic marketplaces for loans, block-chain technology and other financial products, systems or services); our ability to retain and increase market share, to retain and grow customers and to control expenses; changes in the competitive environment among banks and other financial services and technology providers; competition and innovation with respect to financial products and services by banks, financial institutions and non-traditional providers including retail businesses and technology companies; volatility in the credit and equity markets and its effect on the general economy or local or regional business conditions or on the Company’s capital, deposits, assets or customers; fluctuations in the price of the Company’s common stock or other securities, and the resulting impact on the Company’s ability to raise capital or to make acquisitions; the effect of changes in accounting policies and practices, as may be adopted from time-to-time by the principal regulatory agencies with jurisdiction over the Company, as well as by the Public Company Accounting Oversight Board, the Financial Accounting Standards Board and other accounting standard-setters; changes in our organization, management, compensation and benefit plans, and our ability to recruit and retain or expand or contract our workforce, management team, key executive positions and/or our board of directors; our ability to identify suitable and qualified replacements for any of our executive officers who may leave their employment with us, including our Chief Executive Officer; the costs and effects of legal, compliance and regulatory actions, changes and developments, including the initiation and resolution of legal proceedings (including any securities, lender liability, bank operations, financial product or service, data privacy, health and safety, consumer or employee class action litigation); regulatory or other governmental inquiries or investigations, and/or the results of regulatory examinations or reviews; our ongoing relations with our various federal and state regulators, including the SEC, Federal Reserve Board, FDIC and California DFPI; our success at managing the risks involved in the foregoing items and all other factors set forth in the Company’s public reports, including our Annual Report on Form 10-K for the year ended December 31, 2020, and particularly the discussion of risk factors within that document. Among other risks, the ongoing COVID-19 pandemic may significantly affect the banking industry, the health and safety of the Company’s employees, and the Company’s business prospects. The ultimate impact of the COVID-19 pandemic on our business and financial results will depend on future developments, which are highly uncertain and cannot be predicted, including the scope and duration of the pandemic, the impact on the economy, our customers, our employees and our business partners, the safety, effectiveness, distribution and acceptance of vaccines developed to mitigate the pandemic, and actions taken by governmental authorities in response to the pandemic. The Company does not undertake, and specifically disclaims any obligation, to update any forward-looking statements to reflect occurrences or unanticipated events or circumstances after the date of such statements, except as required by law. Any statements about future operating results, such as those concerning accretion and dilution to the Company’s earnings or shareholders, are for illustrative purposes only, are not forecasts, and actual results may differ.

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CVB FINANCIAL CORP. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(Unaudited)

(Dollars in thousands)

	March 31, 2021	December 31, 2020	March 31, 2020
Assets
Cash and due from banks	$139,713	$122,305	$138,615
Interest-earning balances due from Federal Reserve	1,385,586	1,835,855	567,124

Total cash and cash equivalents	1,525,299	1,958,160	705,739

Interest-earning balances due from depository institutions	27,748	43,563	23,799
Investment securities available-for-sale	2,812,348	2,398,923	1,679,755
Investment securities held-to-maturity	1,086,984	578,626	642,255

Total investment securities	3,899,332	2,977,549	2,322,010

Investment in stock of Federal Home Loan Bank (FHLB)	17,688	17,688	17,688
Loans and lease finance receivables	8,293,057	8,348,808	7,466,152
Allowance for credit losses	(71,805)	(93,692)	(82,641)

Net loans and lease finance receivables	8,221,252	8,255,116	7,383,511

Premises and equipment, net	49,735	51,144	52,867
Bank owned life insurance (BOLI)	223,905	226,818	225,455
Intangibles	31,467	33,634	40,541
Goodwill	663,707	663,707	663,707
Other assets	180,305	191,935	171,571

Total assets	$14,840,438	$14,419,314	$11,606,888

Liabilities and Stockholders’ Equity
Liabilities:
Deposits:
Noninterest-bearing	$7,577,839	$7,455,387	$5,572,649
Investment checking	567,062	517,976	454,153
Savings and money market	3,526,424	3,361,444	2,635,364
Time deposits	407,330	401,694	451,438

Total deposits	12,078,655	11,736,501	9,113,604
Customer repurchase agreements	506,346	439,406	368,915
Other borrowings	5,000	5,000	-
Junior subordinated debentures	25,774	25,774	25,774
Payable for securities purchased	80,973	60,113	-
Other liabilities	123,024	144,530	157,209

Total liabilities	12,819,772	12,411,324	9,665,502

Stockholders’ Equity
Stockholders’ equity	2,013,710	1,972,641	1,902,980
Accumulated other comprehensive income, net of tax	6,956	35,349	38,406

Total stockholders’ equity	2,020,666	2,007,990	1,941,386

Total liabilities and stockholders’ equity	$14,840,438	$14,419,314	$11,606,888

CVB FINANCIAL CORP. AND SUBSIDIARIES

CONDENSED CONSOLIDATED AVERAGE BALANCE SHEETS

(Unaudited)

(Dollars in thousands)

	Three Months Ended
	March 31, 2021	December 31, 2020	March 31, 2020
Assets
Cash and due from banks	$150,542	$181,117	$166,816
Interest-earning balances due from Federal Reserve	1,622,093	1,506,385	243,069

Total cash and cash equivalents	1,772,635	1,687,502	409,885

Interest-earning balances due from depository institutions	42,100	43,940	17,972
Investment securities available-for-sale	2,553,767	2,242,017	1,697,480
Investment securities held-to-maturity	779,826	568,188	658,916

Total investment securities	3,333,593	2,810,205	2,356,396

Investment in stock of FHLB	17,688	17,688	17,688
Loans and lease finance receivables	8,270,282	8,347,260	7,482,805
Allowance for credit losses	(93,483)	(93,799)	(70,736)

Net loans and lease finance receivables	8,176,799	8,253,461	7,412,069

Premises and equipment, net	50,896	51,501	53,689
Bank owned life insurance (BOLI)	226,914	228,753	225,463
Intangibles	32,590	34,711	41,732
Goodwill	663,707	663,707	663,707
Other assets	189,733	193,398	177,199

Total assets	$14,506,655	$13,984,866	$11,375,800

Liabilities and Stockholders’ Equity
Liabilities:
Deposits:
Noninterest-bearing	$7,240,494	$6,932,797	$5,247,025
Interest-bearing	4,434,282	4,368,786	3,502,174

Total deposits	11,674,776	11,301,583	8,749,199
Customer repurchase agreements	559,395	494,410	478,373
Other borrowings	5,001	8,181	438
Junior subordinated debentures	25,774	25,774	25,774
Payable for securities purchased	89,735	19,162	-
Other liabilities	119,298	128,116	115,552

Total liabilities	12,473,979	11,977,226	9,369,336

Stockholders’ Equity
Stockholders’ equity	1,997,618	1,971,726	1,993,560
Accumulated other comprehensive income, net of tax	35,058	35,914	12,904

Total stockholders’ equity	2,032,676	2,007,640	2,006,464

Total liabilities and stockholders’ equity	$14,506,655	$13,984,866	$11,375,800

CVB FINANCIAL CORP. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF EARNINGS

(Unaudited)

(Dollars in thousands, except per share amounts)

	Three Months Ended
	March 31, 2021	December 31, 2020	March 31, 2020
Interest income:
Loans and leases, including fees	$91,795	$95,733	$92,117
Investment securities:
Investment securities available-for-sale	9,159	9,107	10,049
Investment securities held-to-maturity	3,940	3,190	3,998

Total investment income	13,099	12,297	14,047
Dividends from FHLB stock	217	217	332
Interest-earning deposits with other institutions	413	397	613

Total interest income	105,524	108,644	107,109

Interest expense:
Deposits	1,812	2,525	4,124
Borrowings and junior subordinated debentures	244	266	679

Total interest expense	2,056	2,791	4,803

Net interest income before (recapture of) provision for credit losses	103,468	105,853	102,306
(Recapture of) provision for credit losses	(19,500)	-	12,000

Net interest income after (recapture of) provision for credit losses	122,968	105,853	90,306

Noninterest income:
Service charges on deposit accounts	3,985	4,006	4,776
Trust and investment services	2,611	2,676	2,420
Gain on OREO, net	429	365	10
Other	6,656	5,878	4,434

Total noninterest income	13,681	12,925	11,640

Noninterest expense:
Salaries and employee benefits	29,706	29,142	30,877
Occupancy and equipment	4,863	5,479	4,837
Professional services	2,168	2,817	2,256
Computer software expense	2,844	2,895	2,816
Marketing and promotion	725	950	1,555
Amortization of intangible assets	2,167	2,170	2,445
Other	4,690	4,823	3,855

Total noninterest expense	47,163	48,276	48,641

Earnings before income taxes	89,486	70,502	53,305
Income taxes	25,593	20,446	15,325

Net earnings	$63,893	$50,056	$37,980

Basic earnings per common share	$0.47	$0.37	$0.27

Diluted earnings per common share	$0.47	$0.37	$0.27

Cash dividends declared per common share	$0.18	$0.18	$0.18

CVB FINANCIAL CORP. AND SUBSIDIARIES

SELECTED FINANCIAL HIGHLIGHTS

(Unaudited)

(Dollars in thousands, except per share amounts)

	Three Months Ended
	March 31, 2021	December 31, 2020	March 31, 2020
Interest income - tax equivalent (TE)	$105,797	$108,959	$107,477
Interest expense	2,056	2,791	4,803

Net interest income - (TE)	$103,741	$106,168	$102,674

Return on average assets, annualized	1.79%	1.42%	1.34%
Return on average equity, annualized	12.75%	9.92%	7.61%
Efficiency ratio [1]	40.26%	40.64%	42.69%
Noninterest expense to average assets, annualized	1.32%	1.37%	1.72%
Yield on average loans	4.50%	4.56%	4.95%
Yield on average earning assets (TE)	3.24%	3.41%	4.27%
Cost of deposits	0.06%	0.09%	0.19%
Cost of deposits and customer repurchase agreements	0.06%	0.09%	0.20%
Cost of funds	0.07%	0.09%	0.21%
Net interest margin (TE)	3.18%	3.33%	4.08%
[1] Noninterest expense divided by net interest income before provision for credit losses plus noninterest income.
Weighted average shares outstanding
Basic	135,175,494	135,063,751	139,106,596
Diluted	135,427,982	135,281,882	139,315,514
Dividends declared	$24,495	$24,413	$24,416
Dividend payout ratio [2]	38.34%	48.77%	64.29%
[2] Dividends declared on common stock divided by net earnings.

Number of shares outstanding - (end of period)	135,919,625	135,600,501	135,510,960
Book value per share	$14.87	$14.81	$14.33
Tangible book value per share	$9.75	$9.67	$9.13

	March 31, 2021	December 31, 2020	March 31, 2020
Nonperforming assets:
Nonaccrual loans	$13,769	$14,347	$6,428
Loans past due 90 days or more and still accruing interest	-	-	-
Troubled debt restructured loans (nonperforming)	-	-	-
Other real estate owned (OREO), net	1,575	3,392	4,889

Total nonperforming assets	$15,344	$17,739	$11,317

Troubled debt restructured performing loans	$5,813	$2,159	$2,813

Percentage of nonperforming assets to total loans outstanding and OREO	0.18%	0.21%	0.15%
Percentage of nonperforming assets to total assets	0.10%	0.12%	0.10%
Allowance for credit losses to nonperforming assets	467.97%	528.17%	730.24%

	Three Months Ended
	March 31, 2021	December 31, 2020	March 31, 2020
Allowance for credit losses:
Beginning balance	$93,692	$93,869	$68,660
Impact of adopting ASU 2016-13	-	-	1,840
Total charge-offs	(2,475)	(182)	(86)
Total recoveries on loans previously charged-off	88	5	227

Net (charge-offs) recoveries	(2,387)	(177)	141
(Recapture of) provision for credit losses	(19,500)	-	12,000

Allowance for credit losses at end of period	$71,805	$93,692	$82,641

Net (charge-offs) recoveries to average loans	-0.029%	-0.002%	0.002%

CVB FINANCIAL CORP. AND SUBSIDIARIES

SELECTED FINANCIAL HIGHLIGHTS

(Unaudited)

(Dollars in millions)

Allowance for Credit Losses by Loan Type

	March 31, 2021		December 31, 2020		March 31, 2020
	Allowance For Credit Losses	Allowance as a % of Total Loans by Respective Loan Type	Allowance For Credit Losses	Allowance as a % of Total Loans by Respective Loan Type	Allowance For Credit Losses	Allowance as a % of Total Loans by Respective Loan Type
Commercial real estate	$56.6	1.0%	$75.4	1.4%	$58.4	1.1%
Construction	1.9	1.9%	1.9	2.3%	4.6	3.6%
SBA	2.5	0.8%	3.0	1.0%	3.9	1.3%
SBA - PPP	-	-	-	-	-	-
Commercial and industrial	6.4	0.9%	7.1	0.9%	9.4	1.0%
Dairy & livestock and agribusiness	2.7	1.0%	4.0	1.1%	4.3	1.6%
Municipal lease finance receivables	-	0.1%	0.1	0.2%	0.3	0.5%
SFR mortgage	0.3	0.1%	0.4	0.1%	0.3	0.1%
Consumer and other loans	1.4	1.6%	1.8	2.1%	1.4	1.2%

Total	$71.8	0.9%	$93.7	1.1%	$82.6	1.1%

CVB FINANCIAL CORP. AND SUBSIDIARIES

SELECTED FINANCIAL HIGHLIGHTS

(Unaudited)

(Dollars in thousands, except per share amounts)

Quarterly Common Stock Price

	2021		2020		2019
Quarter End	High	Low	High	Low	High	Low
March 31,	$25.00	$19.15	$22.01	$14.92	$23.18	$19.94
June 30,			$22.22	$15.97	$22.22	$20.40
September 30,			$19.87	$15.57	$22.23	$20.00
December 31,			$21.34	$16.26	$22.18	$19.83

Quarterly Consolidated Statements of Earnings

	Q1 2021	Q4 2020	Q3 2020	Q2 2020	Q1 2020
Interest income
Loans and leases, including fees	$91,795	$95,733	$94,200	$95,352	$92,117
Investment securities and other	13,729	12,911	12,426	12,606	14,992

Total interest income	105,524	108,644	106,626	107,958	107,109

Interest expense
Deposits	1,812	2,525	2,958	2,995	4,124
Other borrowings	244	266	343	394	679

Total interest expense	2,056	2,791	3,301	3,389	4,803

Net interest income before (recapture of) provision for credit losses	103,468	105,853	103,325	104,569	102,306
(Recapture of) provision for credit losses	(19,500)	-	-	11,500	12,000

Net interest income after (recapture of) provision for credit losses	122,968	105,853	103,325	93,069	90,306

Noninterest income	13,681	12,925	13,153	12,152	11,640
Noninterest expense	47,163	48,276	49,588	46,398	48,641

Earnings before income taxes	89,486	70,502	66,890	58,823	53,305
Income taxes	25,593	20,446	19,398	17,192	15,325

Net earnings	$63,893	$50,056	$47,492	$41,631	$37,980

Effective tax rate	28.60%	29.00%	29.00%	29.23%	28.75%

Basic earnings per common share	$0.47	$0.37	$0.35	$0.31	$0.27
Diluted earnings per common share	$0.47	$0.37	$0.35	$0.31	$0.27

Cash dividends declared per common share	$0.18	$0.18	$0.18	$0.18	$0.18

Cash dividends declared	$24,495	$24,413	$24,419	$24,417	$24,416

CVB FINANCIAL CORP. AND SUBSIDIARIES

SELECTED FINANCIAL HIGHLIGHTS

(Unaudited)

(Dollars in thousands)

Loan Portfolio by Type

	March 31, 2021	December 31, 2020	September 30, 2020	June 30, 2020	March 31, 2020

Commercial real estate	$5,596,781	$5,501,509	$5,428,223	$5,365,120	$5,347,925
Construction	96,356	85,145	101,903	125,815	128,045
SBA	307,727	303,896	304,987	300,156	313,071
SBA - PPP	897,724	882,986	1,101,142	1,097,150	-
Commercial and industrial	753,708	812,062	817,056	840,738	960,761
Dairy & livestock and agribusiness	261,088	361,146	252,802	251,821	272,114
Municipal lease finance receivables	42,349	45,547	38,040	49,876	51,287
SFR mortgage	255,400	270,511	274,731	286,526	278,743
Consumer and other loans	81,924	86,006	88,988	85,332	114,206

Gross loans, net of deferred loan fees and discounts	8,293,057	8,348,808	8,407,872	8,402,534	7,466,152
Allowance for credit losses	(71,805)	(93,692)	(93,869)	(93,983)	(82,641)

Net loans	$8,221,252	$8,255,116	$8,314,003	$8,308,551	$7,383,511

Deposit Composition by Type and Customer Repurchase Agreements

	March 31, 2021	December 31, 2020	September 30, 2020	June 30, 2020	March 31, 2020

Noninterest-bearing	$7,577,839	$7,455,387	$6,919,423	$6,901,368	$5,572,649
Investment checking	567,062	517,976	447,910	472,509	454,153
Savings and money market	3,526,424	3,361,444	3,356,353	3,150,013	2,635,364
Time deposits	407,330	401,694	445,148	459,690	451,438

Total deposits	12,078,655	11,736,501	11,168,834	10,983,580	9,113,604

Customer repurchase agreements	506,346	439,406	483,420	468,156	368,915

Total deposits and customer repurchase agreements	$12,585,001	$12,175,907	$11,652,254	$11,451,736	$9,482,519

CVB FINANCIAL CORP. AND SUBSIDIARIES

SELECTED FINANCIAL HIGHLIGHTS

(Unaudited)

(Dollars in thousands)

Nonperforming Assets and Delinquency Trends

	March 31, 2021	December 31, 2020	September 30, 2020	June 30, 2020	March 31, 2020
Nonperforming loans [1]:
Commercial real estate	$7,395	$7,563	$6,481	$2,628	$947
Construction	-	-	-	-	-
SBA	2,412	2,273	1,724	1,598	2,748
Commercial and industrial	2,967	3,129	1,822	1,222	1,703
Dairy & livestock and agribusiness	259	785	849	-	-
SFR mortgage	424	430	675	1,080	864
Consumer and other loans	312	167	224	289	166

Total	$13,769	$14,347	$11,775	$6,817	$6,428

% of Total loans	0.17%	0.17%	0.14%	0.08%	0.09%

Past due 30-89 days:
Commercial real estate	$178	$-	$-	$4	$210
Construction	-	-	-	-	-
SBA	258	1,965	66	214	3,086
Commercial and industrial	952	1,101	3,627	630	665
Dairy & livestock and agribusiness	-	-	-	882	166
SFR mortgage	266	-	-	446	233
Consumer and other loans	21	-	67	413	-

Total	$1,675	$3,066	$3,760	$2,589	$4,360

% of Total loans	0.02%	0.04%	0.04%	0.03%	0.06%

OREO:
Commercial real estate	$1,575	$1,575	$1,575	$2,275	$2,275
SBA	-	-	797	797	797
SFR mortgage	-	1,817	1,817	1,817	1,817

Total	$1,575	$3,392	$4,189	$4,889	$4,889

Total nonperforming, past due, and OREO	$17,019	$20,805	$19,724	$14,295	$15,677

% of Total loans	0.21%	0.25%	0.23%	0.17%	0.21%

[1]	As of June 30, 2020, nonperforming loans included $25,000 of commercial and industrial loans past due 90 days or more and still accruing.

CVB FINANCIAL CORP. AND SUBSIDIARIES

SELECTED FINANCIAL HIGHLIGHTS

(Unaudited)

Regulatory Capital Ratios

		CVB Financial Corp. Consolidated
Capital Ratios	Minimum Required Plus Capital Conservation Buffer	March 31, 2021	December 31, 2020	March 31, 2020
Tier 1 leverage capital ratio	4.0%	9.8%	9.9%	11.6%
Common equity Tier 1 capital ratio	7.0%	14.9%	14.8%	14.1%
Tier 1 risk-based capital ratio	8.5%	15.1%	15.1%	14.4%
Total risk-based capital ratio	10.5%	16.1%	16.2%	15.5%

Tangible common equity ratio		9.4%	9.6%	11.3%

Tangible Book Value Reconciliations (Non-GAAP)

The tangible book value per share is a Non-GAAP disclosure. The Company uses certain non-GAAP financial measures to provide supplemental information regarding the Company’s performance. The following is a reconciliation of tangible book value to the Company stockholders’ equity computed in accordance with GAAP, as well as a calculation of tangible book value per share as of March 31, 2021, December 31, 2020 and March 31, 2020.

	March 31, 2021	December 31, 2020	March 31, 2020
	(Dollars in thousands, except per share amounts)
Stockholders’ equity	$2,020,666	$2,007,990	$1,941,386
Less: Goodwill	(663,707)	(663,707)	(663,707)
Less: Intangible assets	(31,467)	(33,634)	(40,541)

Tangible book value	$1,325,492	$1,310,649	$1,237,138
Common shares issued and outstanding	135,919,625	135,600,501	135,510,960

Tangible book value per share	$9.75	$9.67	$9.13

Return on Average Tangible Common Equity Reconciliations (Non-GAAP)

The return on average tangible common equity is a non-GAAP disclosure. The Company uses certain non-GAAP financial measures to provide supplemental information regarding the Company’s performance. The following is a reconciliation of net income, adjusted for tax-effected amortization of intangibles, to net income computed in accordance with GAAP; a reconciliation of average tangible common equity to the Company’s average stockholders’ equity computed in accordance with GAAP; as well as a calculation of return on average tangible common equity.

	Three Months Ended
	March 31, 2021	December 31, 2020	March 31, 2020
	(Dollars in thousands)
Net Income	$63,893	$50,056	$37,980
Add: Amortization of intangible assets	2,167	2,170	2,445
Less: Tax effect of amortization of intangible assets [1]	(641)	(642)	(723)

Tangible net income	$65,419	$51,584	$39,702

Average stockholders’ equity	$2,032,676	$2,007,640	$2,006,464
Less: Average goodwill	(663,707)	(663,707)	(663,707)
Less: Average intangible assets	(32,590)	(34,711)	(41,732)

Average tangible common equity	$1,336,379	$1,309,222	$1,301,025

Return on average equity, annualized	12.75%	9.92%	7.61%
Return on average tangible common equity, annualized	19.85%	15.67%	12.27%

[1] Tax effected at respective statutory rates.